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                                                                     Exhibit 2.1




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                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 12, 2000

                                  BY AND AMONG

                                PERKINELMER, INC.

                                   ("PARENT"),

                          NANCY ACQUISITION CORPORATION

                                 ("MERGER SUB")

                                       AND

                             NEN LIFE SCIENCES, INC.

                                 (THE "COMPANY")

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
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                                TABLE OF CONTENTS

                                                                                                       PAGE

ARTICLE I. DEFINITIONS....................................................................................1

         SECTION 1.1       CERTAIN DEFINITIONS............................................................1
         SECTION 1.2       CERTAIN ADDITIONAL DEFINITIONS.................................................6

ARTICLE II. THE MERGER....................................................................................7

         SECTION 2.1       THE MERGER.....................................................................7
         SECTION 2.2       CLOSING........................................................................8
         SECTION 2.3       EFFECTIVE TIME.................................................................8
         SECTION 2.4       EFFECTS OF THE MERGER..........................................................8
         SECTION 2.5       CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS................8
         SECTION 2.6       CONVERSION OF SECURITIES.......................................................8
         SECTION 2.7       CANCELLATION OF COMPANY OPTIONS...............................................10
         SECTION 2.8       COMPANY WARRANTS..............................................................11
         SECTION 2.9       ESCROW........................................................................12

ARTICLE III. EXCHANGE OF CERTIFICATES....................................................................12

         SECTION 3.1       EXCHANGE OF CERTIFICATES;.....................................................12
         SECTION 3.2       DISSENTING SHARES.............................................................14
         SECTION 3.3       NO FURTHER OWNERSHIP RIGHTS IN SHARES OF COMPANY COMMON STOCK; CLOSING OF
                           COMPANY TRANSFER BOOKS........................................................14
         SECTION 3.4       WITHHOLDING RIGHTS............................................................15
         SECTION 3.5       FURTHER ASSURANCES............................................................15

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................15

         SECTION 4.1       AUTHORITY.....................................................................15
         SECTION 4.2       ORGANIZATION..................................................................16
         SECTION 4.3       COMPANY CAPITAL STOCK.........................................................16
         SECTION 4.4       COMPANY SUBSIDIARIES..........................................................17
         SECTION 4.5       CONFLICTS.....................................................................18
         SECTION 4.6       CONSENTS, APPROVALS, ETC......................................................18
         SECTION 4.7       FINANCIAL STATEMENTS..........................................................19
         SECTION 4.8       UNDISCLOSED LIABILITIES.......................................................19
         SECTION 4.9       CERTAIN CHANGES OR EVENTS.....................................................19
         SECTION 4.10      TAX MATTERS...................................................................21
         SECTION 4.11      LITIGATION AND GOVERNMENTAL ORDERS............................................22
         SECTION 4.12      COMPLIANCE WITH LAWS..........................................................22
         SECTION 4.13      PERMITS.......................................................................22
         SECTION 4.14      ASSETS........................................................................23
         SECTION 4.15      INTELLECTUAL PROPERTY.........................................................23
         SECTION 4.16      CERTAIN CONTRACTS.............................................................24
         SECTION 4.17      EMPLOYEE BENEFIT MATTERS......................................................25
         SECTION 4.18      LABOR MATTERS.................................................................27

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
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
         SECTION 4.19      ENVIRONMENTAL MATTERS.........................................................28
         SECTION 4.20      TRANSACTIONS WITH AFFILIATES..................................................28
         SECTION 4.21      BROKERS.......................................................................28
         SECTION 4.22      CUSTOMERS AND SUPPLIERS.......................................................29
         SECTION 4.23      OWNED REAL PROPERTY...........................................................29
         SECTION 4.24      REAL PROPERTY LEASES..........................................................29

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................................29

         SECTION 5.1       AUTHORITY.....................................................................30
         SECTION 5.2       ORGANIZATION..................................................................30
         SECTION 5.3       CONFLICTS.....................................................................30
         SECTION 5.4       CONSENTS, APPROVALS, ETC......................................................31
         SECTION 5.5       LITIGATION AND GOVERNMENTAL ORDERS............................................31
         SECTION 5.6       DUE DILIGENCE INVESTIGATION...................................................31
         SECTION 5.7       BROKERS.......................................................................32
         SECTION 5.8       NO PRIOR ACTIVITIES...........................................................32
         SECTION 5.9       PARENT WARRANTS...............................................................32

ARTICLE VI. ADDITIONAL AGREEMENTS........................................................................33

         SECTION 6.1       NO SOLICITATION...............................................................33
         SECTION 6.2       CONDUCT OF THE COMPANY PRIOR TO THE EFFECTIVE TIME............................33
         SECTION 6.3       ACCESS TO INFORMATION.........................................................36
         SECTION 6.4       CONFIDENTIALITY...............................................................36
         SECTION 6.5       EFFORTS; CONSENTS; REGULATORY AND OTHER AUTHORIZATIONS; FINANCING.............36
         SECTION 6.6       FURTHER ACTION................................................................38
         SECTION 6.7       INDEMNIFICATION; OFFICERS' AND DIRECTORS' INSURANCE...........................38
         SECTION 6.8       EMPLOYEE BENEFIT MATTERS......................................................39
         SECTION 6.9       ADVISORY AGREEMENTS...........................................................39
         SECTION 6.10      DUPONT AND ABL AGREEMENTS.....................................................39
         SECTION 6.11      PARENT FINANCING..............................................................39
         SECTION 6.12      NOTICE OF BREACHES............................................................40

ARTICLE VII. CONDITIONS TO CLOSING.......................................................................41

         SECTION 7.1       CONDITIONS TO OBLIGATIONS OF THE COMPANY......................................41
         SECTION 7.2       CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB............................42

ARTICLE VIII. INDEMNIFICATION............................................................................43

         SECTION 8.1       SURVIVAL OF REPRESENTATIONS...................................................43
         SECTION 8.2       INDEMNIFICATION...............................................................43

ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER............................................................48

         SECTION 9.1       TERMINATION...................................................................48
         SECTION 9.2       EFFECT OF TERMINATION.........................................................49

ARTICLE X. GENERAL PROVISIONS............................................................................49

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

         SECTION 10.1      EXPENSES......................................................................49
         SECTION 10.2      COSTS AND ATTORNEYS' FEES.....................................................49
         SECTION 10.3      NOTICES.......................................................................49
         SECTION 10.4      PUBLIC ANNOUNCEMENTS..........................................................50
         SECTION 10.5      INTERPRETATION................................................................51
         SECTION 10.6      SEVERABILITY..................................................................51
         SECTION 10.7      ENTIRE AGREEMENT..............................................................51
         SECTION 10.8      ASSIGNMENT....................................................................52
         SECTION 10.9      NO THIRD PARTY BENEFICIARIES..................................................52
         SECTION 10.10     WAIVERS AND AMENDMENTS........................................................52
         SECTION 10.11     EQUITABLE REMEDIES............................................................52
         SECTION 10.12     GOVERNING LAW; CONSENT TO JURISDICTION........................................53
         SECTION 10.13     WAIVER OF JURY TRIAL..........................................................53
         SECTION 10.14     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.................................53
         SECTION 10.15     COUNTERPARTS..................................................................54

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                                    EXHIBITS

Exhibit 1.1                Parent Warrant

Exhibit 2.6                Investment Letter

Exhibit 2.6(e)             Merger Consideration Spreadsheet

Exhibit 2.9                Escrow Agreement

Exhibit 6.5(d)             Voting Agreement



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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (as amended from time to time pursuant to the terms hereof, this "AGREEMENT") is made and entered into as of June 12, 2000 by and among PerkinElmer, Inc., a Massachusetts corporation
("PARENT"), Nancy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and NEN Life Sciences, Inc., a
Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of Parent, Merger
Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the "MERGER") is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (as defined in SECTION 2.3), other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares
(as defined in SECTION 3.2), will be converted into the right to receive the consideration set forth herein; and

                  WHEREAS, pursuant to the Merger, all Company Options and Company Warrants (each as defined in SECTION 1.1) outstanding at the Effective
Time will be canceled in exchange for the consideration set forth herein; and

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also prescribe various conditions to the transactions contemplated hereby.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

SECTION 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  "ABL Agreement" means that certain Share Purchase Agreement dated as of September 8, 1998 between Clarissa Desjardins, Martin Leblanc, Lloyd
Segal and the other shareholders named therein, NEN Life Science Products, Inc.
and NEN Holding, Inc.

                  "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation as to which written notice has



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been provided to the applicable party, or which is known to the Company or such other applicable party.

                  "Affiliate" means, when used with respect to a specified
Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

                  "Business" means the business and operations of the Company and the Company Subsidiaries, as conducted by the Company and the Company
Subsidiaries.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

                  "Cash" means cash and cash equivalents.

                  "Company Capital Stock" means the authorized capital stock of the Company.

                  "Company Employee" means each employee of the Company or any Company Subsidiary.

                  "Company Option Plan" means the 1997 Equity Incentive Plan of the Company.

                  "Company Options" means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan.

                  "Company Warrants" means warrants exercisable for shares of Company Common Stock.

                  "Confidentiality Agreement" means the letter agreement between Parent and the Company, dated as of March 13, 2000.

                  "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement, whether written or oral, under which any party thereto has any remaining rights or obligations.

                  "Debt" means any amount owed (including, without limitation, unpaid interest thereon) in respect of (i) borrowed money, (ii) capitalized lease obligations and (iii) the JB Note; provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any intercompany indebtedness, any accounts payable incurred in the ordinary course of business, any undrawn letters of credit or any amount owed as a result of Parent's failure to replace any letters of credit pursuant to SECTION 6.12(b).

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "Domain Names" means all registered domain names of the Company or any Company Subsidiary.



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                  "DuPont Agreement" means that certain Asset Purchase and Sale
Agreement among E.I. DuPont De Nemours and Company, NEN Life Science Products,
Inc. and NEN Holding, Inc., dated March 26, 1997 as amended and restated on June
30, 1997.

                  "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, or other encumbrance of any kind or character.

                  "Environmental Law" means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws: (i)
Clean Air Act (42 U.S.C.ss.7401, et seq.); (ii) Clean Water Act (33
U.S.C.ss.1251, et seq.); (iii) Resource Conservation and Recovery Act (42
U.S.C.ss.6901, et seq.); (iv) Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.ss.9601, et seq.); (v) Safe Drinking Water Act (42
U.S.C.ss.300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C.ss.2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. ss.401, et seq.); (viii)
Endangered Species Act (16 U.S.C.ss.1531, et seq.); and (ix) Occupational Safety and Health Act (29 U.S.C.ss.651, et seq.); (ix) Atomic Energy Act of 1954 and the Low-Level Radioactive Waste Policy Act (42 U.S.C.ss.ss.2014, 2021-2021d,
2022, 2111, 2113 and 2114); and (x) any other Law relating to Hazardous
Materials or Hazardous Materials Activities.

                  "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Governmental Authority" means any government, any governmental, regulatory or administrative entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, whether federal, state, county, local or foreign.

                  "Governmental Order" means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

                  "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including asbestos, petroleum, radon gas, and radioactive matter.

                  "Hazardous Materials Activity" means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, generation, investigation, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.



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                  "Internal Revenue Code" means the Internal Revenue Code of
1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

                  "JB Note" means that certain Non-Negotiable Promissory Note dated February 29, 2000 in the principal amount of $3.5 million executed by the Company in favor of Dr. Jesse Baumgold.

                  "Knowledge of the Company" or "known to the Company" and any other phrases of similar import means, with respect to any matter in question relating to the Company, if any of Russell Hays, George Uveges, Daniel Calvo or Michael Johnson have actual knowledge of such matter after reasonable inquiry.

                  "Law" means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

                  "Liability" means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, or determined or determinable.

                  "Loss" means any Liability, loss, damage, claim, cost or expense, including, without limitation, reasonable attorneys' fees and expenses, and disbursement and settlement costs.

                  "Material Adverse Effect" means any change or effect that is materially adverse to the operations, business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or which could reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, except for any such changes or effects resulting from (i) the announcement or performance of the transactions contemplated by this Agreement,
(ii) changes arising after the date of this Agreement in any Law, (iii) changes arising after the date of this Agreement in the industries in which the Company and the Company Subsidiaries operate and not specifically related to the Company, the Company Subsidiaries or Parent, or (iv) changes arising after the date of this Agreement in general economic conditions or the securities markets generally.

                  "Parent Common Stock" means the Common Stock, par value $1.00 per share, of Parent.

                  "Parent Warrant" means a warrant to purchase Parent Common
Stock in the form attached hereto as EXHIBIT 1.1.

                  "Permit" means any license, permit, registration, certificate, order, approval, franchise or similar right with any governmental authority required by applicable Law for the operation of the Business.



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                  "Permitted Encumbrances" means (i) all statutory liens for
Taxes which are not yet due or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained on the Current Balance Sheet in accordance with GAAP, (ii) all cashiers', landlords', workmens', repairmens', warehousemens' and carriers'
liens and other similar liens imposed by law, incurred in the ordinary course of business, (iii) Encumbrances in existence on the date hereof identified on title policies or preliminary title reports or other documents or writings included in the public records and (iv) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not materially detract from the value of, materially interfere with, or otherwise affect the present use and enjoyment of the asset or property subject thereto or affected thereby.

                  "Person" means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under SECTION 13(d)(3) of the Securities Exchange Act of 1934, as amended, any successor statutes thereto, and the rules and regulations promulgated thereunder.

                  "Prior Agreements" means (i) the DuPont Agreement and any related agreements, (ii) the ABL Agreement and related agreements and (iii) the Receptor Agreement and related agreements.

                  "Proprietary Rights" means (i) United States and foreign patents, patent applications, utility models, patent disclosures and improvements thereto, (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof,
(iii) United States and foreign copyrights, and the registrations and applications for registration thereof, and all moral and authors' rights associated therewith, (iv) mask works and registrations and applications for registration thereof and (v) trade secrets whether patentable or unpatentable and whether or not reduced to practice, know-how and processes and techniques.

                  "Receptor Agreement" means the Stock Purchase Agreement dated as of January 7, 2000 by and among NEN Life Science Products, Inc., Receptor
Biology Inc. and Dr. Jesse Baumgold.

                  "Securities Act" means the Securities Act of 1933, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  "Senior Debt" means all indebtedness for borrowed money outstanding under that certain $95,600,000 Credit Agreement dated as of June 30, 1997 among NEN Acquisition, Inc., the lenders party thereto and Credit Suisse
First Boston, as Administrative Agent; provided, however, Senior Debt shall not be deemed to include any undrawn letters of credit.

                  "Subsidiary" means, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other
Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or



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(ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  "Tax" means any income, gross receipts, sales, use, employment, franchise, profits, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

                  "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

     SECTION 1.2 CERTAIN ADDITIONAL DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

         Term                                             Section
         ----                                             -------
         Aggregate Cash Merger Consideration              2.6(c)
         Aggregate Option Purchase Price                  2.7(b)(ii)
         Aggregate Warrant Purchase Price                 2.8(a)(ii)
         Agreement                                        Preamble
         Audited Company Financial Statements             4.7
         Balance Sheet Date                               4.7
         Certificate of Merger                            2.3
         Certificates                                     2.6(d)
         Closing                                          2.2
         Closing Date                                     2.2
         Company                                          Preamble
         Company Benefit Plan(s)                          4.17(a)
         Company Bylaws                                   4.2
         Company Certificate of Incorporation             4.2
         Company Common Stock                             Recitals
         Company Costs                                    10.1
         Company Disclosure Schedule                      Article IV Preamble
         Company Financial Statements                     4.7
         Company Indemnified Parties                      6.7(a)
         Company Subsidiary Shares                        4.4(a)
         Company Subsidiary(ies)                          4.4(a)
         CSFB                                             4.21
         Current Balance Sheet                            4.7
         Dissenting Shares                                3.2
         Earn-Out Payment                                 8.2(g)(i)
         Effective Time                                   2.3




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         Term                                             Section
         ----                                             -------
         ERISA Affiliate                                  4.17(f)
         Escrow Agent                                     2.9
         Escrow Agreement                                 2.9
         Escrow Fund                                      2.9
         Exchange Fund                                    3.1(b)
         Foreign Plans                                    4.17(i)
         Fully Diluted Common Stock Number                2.6(c)
         Genstar                                          4.21
         Indemnification Representative                   8.2(c)
         Leased Real Property                             4.14(a)
         Listed Contract(s)                               4.16(a)
         Management Agreement                             6.9
         Merger                                           Recitals
         Merger Consideration                             2.6(c)
         Merger Consideration Spreadsheet                 2.6(e)
         Merger Sub                                       Preamble
         Option Purchase Price                            2.7(b)
         Optionholder                                     2.7(a)
         Outstanding Common Stock Number                  2.6(c)
         Owned Real Property                              4.14(a)
         Parent                                           Preamble
         Parent Disclosure Schedule                       Article V Preamble
         Parent Subsidiaries                              5.5
         Paying Agent                                     3.1(a)
         Per Share Cash Merger Consideration              2.6(c)
         Permitted Investments                            3.1(b)
         Shareholder(s)                                   2.6(c)
         Stockholder Consents                             6.5(d)
         Surviving Corporation                            2.1
         Title IV Plan                                    4.17(h)
         Total Cash Consideration                         2.6(c)
         Unaudited Company Financial Statements           4.7
         Warrantholder                                    2.8(a)

                                   ARTICLE II.
                                   THE MERGER

     SECTION 2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING
CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.



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

     SECTION 2.2 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, CA 94111 commencing at 9:00 a.m. local time on July 14, 2000, or, if all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the parties) set forth in ARTICLE VII hereof (the "CLOSING DATE").

     SECTION 2.3 EFFECTIVE TIME. The Merger shall become effective when the
Certificate of Merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, is accepted for record by the Secretary of State of the State of Delaware. When used in this Agreement, the term "EFFECTIVE
TIME" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or the date and time established by the Certificate of Merger.

     SECTION 2.4 EFFECTS OF THE MERGER. At and after the Effective Time, the
Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 2.5 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND
OFFICERS.

          (a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company Certificate of Incorporation shall be amended to read in its entirety as the certificate of incorporation of Merger
Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or applicable law, provided that such certificate of incorporation shall reflect as of the Effective Time "NEN Life
Sciences, Inc." as the name of the Surviving Corporation. The Bylaws of Merger
Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or the Certificate of Incorporation and applicable law.

          (b) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.6 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a) Each share of Company Common Stock that is held in the treasury of the Company or by any wholly owned subsidiary of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall be cancelled and retired and no consideration shall be delivered in exchange therefor.



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

          (b) Subject to SECTION 2.9, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with SECTION 2.6(a) and other than Dissenting Shares (as defined in SECTION 3.2)) shall be converted as of the Effective Time into the right to receive:

               (i) the Per Share Cash Merger Consideration (as defined below);
and

               (ii) Parent Warrants to purchase that number of shares of Parent
Common Stock (rounded to the nearest whole number) equal to 300,000 multiplied by the fraction obtained by dividing the Per Share Cash Merger Consideration by the Total Cash Consideration; provided that shares of Company Common Stock held by Shareholders who do not prior to the Effective Time deliver to Parent an Investment Letter substantially in the form attached hereto as EXHIBIT 2.6 shall be converted into the right to receive $15.00 in cash, without interest, in lieu of each Parent Warrant that would have otherwise been issuable to such Shareholder pursuant to this SECTION 2.6(b)(ii).

          (c) The following terms shall have the following respective meanings:

               (i) The "AGGREGATE CASH MERGER CONSIDERATION" means an amount equal to the Per Share Cash Merger Consideration multiplied by the Outstanding
Common Stock Number.

               (ii) The "FULLY DILUTED COMMON STOCK NUMBER" means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, PLUS the total number of shares of Company Common Stock issuable upon exercise of Company Options outstanding immediately prior to the Effective
Time PLUS the total number of shares of Company Common Stock issuable upon exercise of Company Warrants outstanding immediately prior to the Effective
Time.

               (iii) The "MERGER CONSIDERATION" means the Aggregate Cash Merger
Consideration together with the Parent Warrants issued pursuant to SECTION
2.6(b)(ii).

               (iv) The "OUTSTANDING COMMON STOCK NUMBER" means the total number of shares of Company Common Stock outstanding immediately prior to the Effective
Time.

               (v) The "PER SHARE CASH MERGER CONSIDERATION" means an amount in cash, without interest, equal to the quotient of (A) $400,000,000 less (x) all Debt outstanding as of the Closing (including, without limitation, all Senior
Debt), plus (y) the aggregate exercise price of all outstanding Company Options and Company Warrants plus (z) all Cash held by the Company as of the Closing divided by (B) the Fully Diluted Common Stock Number.

               (vi) "SHAREHOLDER" means each holder of a Certificate representing shares of Company Common Stock.

               (vii) "TOTAL CASH CONSIDERATION" means the aggregate of the Merger Consideration, the Aggregate Option Purchase Price and the Aggregate
Warrant Purchase Price.



                                       9

          (d) Upon consummation of the Merger, all shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate or certificates (the "CERTIFICATES") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such shares of Company Common Stock.

          (e) Two business days prior to Closing Date, the Company shall deliver to Parent a spreadsheet in the form attached hereto as EXHIBIT 2.6(e) (the "MERGER CONSIDERATION SPREADSHEET") which sets forth the amounts of cash and the number of Parent Warrants that would be paid or issued to each Shareholder, each Optionholder and each Warrantholder pursuant to this ARTICLE II, based on assumptions set forth therein. At the Closing, the Company shall deliver to Parent the Merger Consideration Spreadsheet setting forth the final calculation of such amounts of cash and number of Parent Warrants.

          (f) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION 2.7  CANCELLATION OF COMPANY OPTIONS

          (a) Upon the terms and subject to the conditions set forth herein, the Board of Directors of the Company shall adopt resolutions to the effect that, and the Company will take such other action as shall be necessary such that, each outstanding Company Option shall become exercisable in full immediately prior to the Effective Time and, at the Effective Time, shall be cancelled, retired and extinguished and upon the cancellation thereof, each holder of a Company Option (each, an "OPTIONHOLDER") shall exchange any rights with respect thereto, for the right to receive the Option Purchase Price (as hereinafter defined) and the Parent Warrants payable and issuable with respect thereto pursuant to SECTION 2.7(b).

          (b) Subject to SECTION 2.9, as consideration in exchange for all Company Options pursuant to SECTION 2.7(a), the Company shall, after the Effective Time, upon surrender to the Company of the applicable Option Agreement for cancellation (or if the Optionholder does not surrender such Option Agreement, delivery by the Optionholder of such other documentation reasonably acceptable to the Company and Parent evidencing the Optionholders' agreement to cancel his or her Company Option in respect of the consideration to be paid pursuant to this SECTION 2.7):

               (i) pay each Optionholder an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of each Company Option held by such Optionholder by (y) the difference of (A) the Per Share Cash Merger Consideration less (B) the exercise price per share of each such Company Option; and

               (ii) issue each Optionholder Parent Warrants to purchase that number of shares of Parent Common Stock (rounded to the nearest whole number) equal to such Optionholder's pro rata share of 300,000 (based on the aggregate amount of cash paid to all holders of Company Common Stock, Optionholders and Warrantholders pursuant to this ARTICLE II); provided that each Optionholder who does not prior to surrender of his or her Company Options for cancellation deliver to Parent an Investment Letter substantially in the form attached hereto as EXHIBIT 2.6 shall receive $15.00 in cash, without interest, in lieu of each Parent Warrant that would have otherwise been issuable to such Optionholder pursuant to this SECTION 2.7(a)(ii).

The amount of cash payable in respect of each Company Option by the Company to the Optionholder thereof pursuant to this SECTION 2.7(b)(i) shall be referred to herein as the "OPTION PURCHASE PRICE." The aggregate amount of cash payable by the Company to all of the Optionholders pursuant to this SECTION 2.7(b)(i) shall be referred to as the "AGGREGATE OPTION PURCHASE PRICE."

          (c) The Merger Consideration Spreadsheet shall set forth the name of each Optionholder and set forth for each Optionholder the aggregate number of shares of Company Common Stock issuable upon the exercise in full of his or her Company Options and the aggregate exercise price of all such Company Options.

          (d) Parent shall fund the Company, at the Effective Time, with the Aggregate Option Purchase Price by wire transfer in immediately available funds.

          (e) All affected parties shall consistently reflect the tax consequences of the option exchange as having occurred during the Company's short tax year which ends when the Company becomes a member of the Parent's consolidated group.

     SECTION 2.8  COMPANY WARRANTS.

          (a) Parent shall, upon surrender for cancellation of the applicable Company Warrant after the Effective Time:

               (i) subject to SECTION 2.9, pay each holder of a Company Warrant (each, a "WARRANTHOLDER"), an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of each Company Warrant held by such Warrantholder by
(y) the difference of (A) the Per Share Cash Merger Consideration less (B) $0.01; and

               (ii) issue each Warrantholder Parent Warrants to purchase that number of shares of Parent Common Stock (rounded to the nearest whole number) equal to such Warrantholder's pro rata share of 300,000 (based on the aggregate amount of cash paid to all holders of Company Common Stock, Optionholders and Warrantholders pursuant to this ARTICLE II); provided that Company Warrants held by Warrantholders who prior to surrender of the applicable Company Warrant for cancellation do not deliver to Parent an Investment Letter substantially in the form attached hereto as EXHIBIT 2.6 shall be converted into the right to receive $15.00 in cash, without interest, in lieu of each Parent Warrant that would have otherwise been issuable to such Warrantholder pursuant to this SECTION 2.8(a)(ii).

The aggregate amount of cash payable by Parent to all of the Warrantholders pursuant to this SECTION 2.8(a)(i) shall be referred to as the "AGGREGATE WARRANT PURCHASE PRICE."

          (b) The Merger Consideration Spreadsheet shall set forth the name of each Warrantholder and the percentage of the total number of Company Warrants issuable to each Warrantholder pursuant to that certain Warrant Agreement dated as of August 1998 among the Company and each of the signatories thereto and the number of shares of Company Common Stock issuable upon the exercise in full of such Company Warrants.

          (c) Prior to Closing, the Company shall take such action as shall be necessary so that payment of the Aggregate Warrant Purchase Price will constitute the satisfaction in full of all obligations of the Company pursuant to the Company Warrants.

     SECTION 2.9 ESCROW. On the Closing Date, Parent shall deposit with a commercial bank or trust company having net capital of not less than $100 million jointly selected by Parent and the Company to act as Escrow Agent hereunder (the "ESCROW AGENT") an amount equal to $17,500,000 for the purpose of securing the indemnification obligations set forth in ARTICLE VIII of this Agreement. Such amount (the "ESCROW FUND") shall evidence a portion of the Total Cash Consideration and shall be held by the Escrow Agent under an Escrow Agreement in substantially the form attached hereto as EXHIBIT 2.9 to be entered into among Parent, Genstar and the Escrow Agent (the "ESCROW AGREEMENT") pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The Merger Consideration Spreadsheet shall set forth for each Shareholder, each Optionholder and each Warrantholder the amount of the Total Cash Consideration otherwise payable to such person that will be held in the Escrow Fund.

                                  ARTICLE III.
                            EXCHANGE OF CERTIFICATES

     SECTION 3.1 EXCHANGE OF CERTIFICATES; PAYING AGENT. Parent and the Company shall authorize a commercial bank or trust company having net capital of not less than $100 million (or one or more other persons or entities as shall be reasonably acceptable to Parent and the Company) to act as paying agent hereunder (the "PAYING AGENT") for the payment and issuance of the Merger Consideration pursuant to SECTION 2.6(b) upon surrender of Certificates and the payment of the consideration payable for Company Warrants pursuant to SECTION 2.8(a) upon surrender of the Company Warrants. All of the fees and expenses of the Paying Agent shall be borne by Parent.

          (b) PARENT TO PROVIDE FUNDS. Parent shall take all steps necessary to deposit in trust with the Paying Agent prior to the Effective Time cash and Parent Warrants in an amount necessary to pay for all shares of Company Common Stock pursuant to SECTION 2.6(b) (less any amounts deposited in the Escrow Fund pursuant to SECTION 2.9) and the amount of cash and Parent Warrants required to pay for all of the Company Warrants pursuant to SECTION 2.8(a) (less any amounts deposited in the Escrow Fund pursuant to SECTION 2.9). Such amount shall hereinafter be referred to as the "EXCHANGE FUND."

          The cash portion of the Exchange Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets, in each case with maturities not exceeding seven days (collectively "PERMITTED INVESTMENTS"), or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be for the account of Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in SECTIONS 2.6(b) and 2.8(a) out of the Exchange Fund at the Effective Time or as promptly as is practicable thereafter (assuming all documents reasonably required by the Paying Agent shall have been received). The Exchange Fund shall not be used for any other purpose except as otherwise agreed to by Parent and the Company. Notwithstanding any provision hereof to the contrary, the Paying Agent shall, pursuant to irrevocable instructions, make the cash payments referred to in SECTIONS 2.6(b) and 2.8(a) by wire transfer in immediately available funds if so requested by the holder of any Certificate or Warrantholder, as applicable.

          If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to SECTIONS 2.6(b) and 2.8(a), Parent from time to time after the Effective Time shall take all steps necessary to enable and cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

          (c) EXCHANGE PROCEDURES. The Company shall mail to each holder of record of a Certificate, other than Certificates to be canceled or retired pursuant to SECTION 2.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 2.6(b), and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person or entity other than the person or entity in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person or entity requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 3.1(c), each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Company Common Stock to be cancelled or retired pursuant to SECTION 2.6(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 2.6(b). Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a former stockholder of the

Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be repaid to Parent (including, without limitation, all interest and other income received by the Paying Agent in respect of all such funds). Thereafter, persons or entities who prior to the Merger held shares of Company Common Stock shall look only to the Surviving Corporation or Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) with respect to any Total Cash Consideration that may be payable upon due surrender of the Certificates held by them, without interest.

          (d) LOST CERTIFICATES. If any Certificate or Company Warrant shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such Certificate or Company Warrant to be lost, stolen or destroyed and (ii) the execution and delivery to Parent of an indemnity agreement in customary form and substance, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or Company Warrant the consideration deliverable in respect thereof pursuant to this Agreement.

     SECTION 3.2 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Delaware law (the "DISSENTING SHARES") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Company Common Stock will be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of Delaware law unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

     SECTION 3.3 NO FURTHER OWNERSHIP RIGHTS IN SHARES OF COMPANY COMMON STOCK; CLOSING OF COMPANY TRANSFER BOOKS. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to SECTION 2.6(a) and other than Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Common Stock pursuant to Delaware law and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for herein.

     SECTION 3.4 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, any Optionholder and any Warrantholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, and any provision of state, local or foreign tax law (including without limitation, under Section 1445 of the Internal Revenue Code, if applicable). To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, the Optionholder or the Warrantholder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     SECTION 3.5 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Subject to the exceptions and qualifications set forth in the disclosure schedule of even date herewith delivered by the Company to Parent on or prior to the date hereof (the "COMPANY DISCLOSURE SCHEDULE") the Company hereby represents and warrants to Parent and Merger Sub as follows. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE IV.

     SECTION 4.1 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar

Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.2 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted by the Company. The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company and any Company Subsidiaries to be so qualified or in good standing, would not have a Material Adverse Effect. SECTION 4.2 of the Company Disclosure Schedule sets forth a list of each jurisdiction where the Company is qualified to do business as a foreign corporation. True and complete copies of the Certificate of Incorporation (the "COMPANY CERTIFICATE OF INCORPORATION") and Bylaws (the "COMPANY BYLAWS") of the Company, each as amended and in effect as of the date of this Agreement, have been made available to Parent and its agents and representatives.

     SECTION 4.3 COMPANY CAPITAL STOCK.

          (a) The Company Capital Stock consists of 40,000,000 shares of Company Common Stock, of which 20,000,000 shares have been designated Class A Common Stock, par value $0.01 per share, and 20,000,000 shares have been designated Class B Common Stock, par value $0.01 per share. As of the date hereof, 16,066,111 shares of Class A Common Stock have been issued and are outstanding, and no shares of Class B Common Stock have been issued and or are outstanding. All such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Certificate of Incorporation, the Company Bylaws or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or "blue sky" Laws. The Merger Consideration Spreadsheet sets forth, as of the date hereof, the name of each holder of shares of Company Common Stock and the number and type of shares of Company Common Stock held of record by each such stockholder. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Common Stock. Except as listed on the Merger Consideration Spreadsheet, as of the date hereof there are no other issued or outstanding shares of Company Capital Stock.

          (b) There are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Capital Stock, other than (i) outstanding Company Options granted under the Company Option Plan representing the right to purchase an aggregate of 2,344,947 shares of Company Common Stock as listed on the Merger Consideration Spreadsheet (provided, that the Company may issue options to purchase up to 200,000 shares of Company Common

Stock prior to Closing pursuant to SECTION 6.2(b)(vi)) and (ii) outstanding Company Warrants as described on the Merger Consideration Spreadsheet. True and correct copies of each of the Company Options and Company Warrants have been made available to Parent and its agents and representatives. Each of the list of Optionholders set forth on the Merger Consideration Spreadsheet and the list of Warrantholders on the Merger Consideration Spreadsheet is true and correct as of the date hereof.

          (c) Except as set forth in SECTION 4.3(c) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Capital Stock or to register any shares of Company Common Stock pursuant to the Securities Act, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company, and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, or to the Knowledge of the Company, otherwise in existence or effect, with respect to the governance of the Company or the voting or transfer of any shares of Company Capital Stock.

     SECTION 4.4 COMPANY SUBSIDIARIES.

          (a) SECTION 4.4(a) of the Company Disclosure Schedule sets forth (i) the legal name and jurisdiction of organization of each Subsidiary of the Company (each, a "COMPANY SUBSIDIARY" and, collectively, the "COMPANY SUBSIDIARIES"), (ii) the authorized capital stock of each Company Subsidiary,
(iii) the number and designation of all issued and outstanding shares of capital stock of each Company Subsidiary (collectively, the "COMPANY SUBSIDIARY SHARES"), and (iv) the current ownership of all outstanding Company Subsidiary Shares by the Company. Other than the Company Subsidiaries set forth in SECTION 4.4(a) of the Company Disclosure Schedule, there are no other Persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire such an equity interest. SECTION 4.4(a) of the Company Disclosure
Schedule identifies any stock of a Company Subsidiary which is held in trust or of record for the benefit of NEN Life Science Products, Inc. Except as set forth in SECTION 4.4(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a member of any partnership or limited liability company, nor is the Company or any Company Subsidiary a participant in any joint venture or similar arrangement constituting a legal entity.

          (b) Except as set forth in SECTION 4.4(b) of the Company Disclosure Schedule, each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate power and authority to own, operate or lease the respective properties and assets now owned, operated or leased by it, and to carry on its respective business in all material respects as currently conducted by each such Company Subsidiary. Each of the Company Subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company and other Company Subsidiaries to be so qualified or in good standing, would not have a Material Adverse Effect. True and complete copies of the charter documents of each Company Subsidiary, each as amended and in effect as of the date of this Agreement, have been made available to Parent and its agents and representatives.

          (c) All of the issued and outstanding Company Subsidiary Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the respective charter documents of the Company Subsidiary issuing such Company Subsidiary Shares, or any agreement to which each such Company Subsidiary is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or "blue sky" Laws. Except as set forth in SECTION 4.4(c) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of any Company Subsidiary. Except as set forth in SECTION 4.4(c) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any issued and outstanding Company Subsidiary Shares, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary, and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company or any Company Subsidiary is a party, or by which any of them is bound, or, to the Knowledge of the Company, otherwise in existence or effect, with respect to the governance of any Company Subsidiary or the voting or transfer of any Company Subsidiary Shares.

     SECTION 4.5 CONFLICTS. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in SECTION 4.6 have been obtained or made, and except as set forth in SECTION 4.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, does not and will not (i) conflict with or result in a violation or breach of or give rise to a default under the Company Certificate of Incorporation or Company Bylaws, or the organizational documents or bylaws of any Company Subsidiary,
(ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company or any Company Subsidiary, or their respective assets or properties, or (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party, or by which any of the assets or properties of the Company or any Company Subsidiary is bound or affected, or any Permit of the Company or any Company Subsidiary except, in the case of clauses
(ii) and (iii) of this SECTION 4.5, as would not have a Material Adverse Effect.

     SECTION 4.6 CONSENTS, APPROVALS, ETC. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by the Company or any

Company Subsidiary in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated hereby, except (i) as set forth in SECTION 4.6 of the Company Disclosure Schedule, (ii) the filing of the Certificate of Merger pursuant to the DGCL,
(iii) applicable requirements, if any, under the DGCL, federal or state securities or "blue sky" Laws and the HSR Act and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by the Company and the Company Subsidiaries, have a Material Adverse Effect.

     SECTION 4.7 FINANCIAL STATEMENTS. The Company has prepared, or caused to be prepared, and provided to Parent and its agents and representatives the audited consolidated financial statements of the Company (including the balance sheet and the related statements of income and cash flows) as of and for each of the twelve month periods ended December 31, 1999 and 1998, respectively, and the period from July 1, 1997 through December 31, 1997 (the "AUDITED COMPANY FINANCIAL STATEMENTS"), and unaudited condensed consolidated financial statements of the Company (including the balance sheet and the related statements of income and cash flows) as of and for the three month period ended March 31, 2000 (the "UNAUDITED COMPANY FINANCIAL STATEMENTS" and, together with the Audited Financial Statements, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the Unaudited Company Financial Statements may not contain all of the notes required by GAAP), and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates and during the respective periods indicated therein, subject in the case of the Unaudited Company Financial Statements to normal recurring year-end adjustments, which were not and are not expected to be material in amount. The balance sheet of the Company as of March 31, 2000 shall be referred to herein as the "CURRENT BALANCE SHEET" and the date thereof shall be referred to herein as the "BALANCE SHEET DATE."

     SECTION 4.8 UNDISCLOSED LIABILITIES. Neither the Company nor any Company Subsidiary has any Liability, except as (i) reflected in, reserved against or disclosed in the Company Financial Statements, (ii) disclosed in SECTION 4.8 of the Company Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (iv) individually or in the aggregate would not have a Material Adverse Effect.

     SECTION 4.9 CERTAIN CHANGES OR EVENTS. Except as set forth in SECTION 4.9 of the Company Disclosure Schedule or as contemplated by this Agreement, since the Balance Sheet Date the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been, occurred or arisen:

          (a) any material damage to, or destruction or loss of, any of the material assets or properties of the Company or any Company Subsidiary;

          (b) any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any shares of Company or Company's Subsidiaries Capital Stock, or any redemption, repurchase or other acquisition by the Company or any Company Subsidiary of any shares of Company Capital Stock;

          (c) except for sales of inventory, licenses of Proprietary Rights and abandonment of patents, in each case in the ordinary course of business, any sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the assets or Proprietary Rights of the Company or any Company Subsidiary having a value, in any individual case, in excess of $100,000;

          (d) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Company or any Company Subsidiary of any corporation, partnership or other business organization, or any division thereof, for consideration, in any individual case, in excess of $100,000;

          (e) except for borrowings under existing agreements in the ordinary course of business or inter-company indebtedness between the Company and any of the Company Subsidiaries or between the Company Subsidiaries, (i) any incurrence by the Company or any Company Subsidiary of any indebtedness for borrowed money,
(ii) any issuance by the Company or any Company Subsidiary of any debt securities, or (iii) any assumption, granting, guarantee, endorsement or other accommodation or arrangement making the Company or any Company Subsidiary responsible for the indebtedness for borrowed money or debt securities of any Person other than another Company Subsidiary, in the case of each of clauses
(i), (ii) and (iii) of this SECTION 4.9(e), having an aggregate value in excess of $1,000,000 for all such occurrences;

          (f) any material change in any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes as are required by GAAP;

          (g) (i) any employment, deferred compensation, severance or similar agreement or arrangement entered into or amended by the Company or any Company Subsidiary, except any employment agreement (A) providing for compensation of less than $75,000 per annum, (B) terminable upon not more than six months notice without cost of more than $25,000 to the Company or any Company Subsidiary and
(C) entered into in the ordinary course of business, (ii) any increase in the compensation payable, or to become payable, by the Company or any Company Subsidiary to any Company Employees, or any directors or officers of the Company or any Company Subsidiaries, (iii) any payment of or provision for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any director or officer of the Company or any Company Subsidiary, or (iv) any increase in the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, other than, in the case of clauses (ii), (iii) and (iv) of this
SECTION 4.9(g), normal increases or payments in the ordinary course of business consistent with past practice, and except, in the case of clause (iii) of this
SECTION 4.9(g),
to the extent that the Company or any Company Subsidiary is contractually obligated to do so or required to do so by applicable Law;

          (h) any event or condition of any kind or character that has had or would reasonably be expected in the future to have a Material Adverse Effect; or

          (i) any agreement, other than this Agreement, to take any actions specified in this SECTION 4.9.

     SECTION 4.10 TAX MATTERS.

          (a) Except as set forth in SECTION 4.10 of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary has prepared and timely filed, will prepare and timely file, or has been or will be included in, all Tax Returns required to be filed by or on behalf of the Company or any Company Subsidiary with respect to material Taxes concerning or attributable to the Company and any Company Subsidiary or their operations for any taxable period ending on or before the Closing Date, taking into account any extension of time to file that has been granted to, or obtained by or on behalf of, the Company or any Company Subsidiary, (ii) all Taxes (whether or not shown to be payable on such Tax Returns) have been paid or will be paid, (iii) the unpaid Taxes of the Company and the Company Subsidiaries for tax periods through the date of the Current Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Current Balance Sheet (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles), (iv) any unpaid Taxes attributable to the period commencing on the day following the date of the Current Balance Sheet and continuing to the Closing Date were incurred in the ordinary course of the Company's business consistent with past practices, and (v) no deficiency for any amount of Taxes has been proposed, asserted or assessed by a taxing authority against the Company or any Company Subsidiary, which deficiency remains unpaid, except for such deficiencies which (a) are being contested in good faith and which are adequately reserved for on the Current Balance Sheet, or (b) with respect to which the failure to pay would not have a Material Adverse Effect. The Company has provided to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Company Subsidiary with respect to any taxable period for which the statutory period for the assessment of the Tax has not expired.

          (b) Except as set forth in SECTION 4.10 of the Company Disclosure Schedule, no waivers of statutes of limitations have been given with respect to any Tax Returns and reports of the Company or any Company Subsidiary, which waivers are currently in effect, and no request for any such waiver is currently pending. No requests for ruling or determination letters or competent authority relief with respect to the Company or any Company Subsidiary is currently pending with any taxing authority with respect to any Taxes. As of the date hereof, no audit or other examination of any Tax Return of the Company or any Company Subsidiary is presently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination. Except as set forth in SECTION 4.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any Company Subsidiary was required to file any Tax Return that was not filed.

          (c) Neither the Company nor any Company Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code, and none of the assets of the Company or the Company Subsidiaries are subject to an election under Section 341(f) of the Internal Revenue Code.

          (d) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Internal Revenue Code.

          (e) Except as disclosed in SECTION 4.10(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Internal Revenue Code Section 280G.

          (f) Neither the Company nor any Company Subsidiary has any material liability for any Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

          (g) The Company has made all payments of estimated material Taxes required to be made pursuant to Section 6655 of the Internal Revenue Code and any comparable provision of state, county, local or foreign law.

     SECTION 4.11 LITIGATION AND GOVERNMENTAL ORDERS. Except as set forth in
SECTION 4.11 of the Company Disclosure Schedule, as of the date hereof, (i) there are no material Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, any of the assets or properties of the Company or any Company Subsidiary, or any of the directors and officers of the Company or any Company Subsidiary in their capacity as directors or officers of the Company or any Company Subsidiary and (ii) the Company, each Company Subsidiary and their respective assets and properties, are not subject to any material Governmental Order relating specifically to or otherwise materially adversely affecting the Company, any Company Subsidiary or any of their respective assets or properties.

     SECTION 4.12 COMPLIANCE WITH LAWS. During the two years immediately preceding the date hereof, the Company and each Company Subsidiary has conducted its respective part of the Business in compliance with applicable Law, except where the failure to so comply, when taken together with all other such failures by the Company and the Company Subsidiaries to so comply, would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority to the effect that the Company or any Company Subsidiary is not in compliance with any applicable Law, except where the failure to so comply, when taken together with all other such failures by the Company and the Company Subsidiaries to so comply, would not have a Material Adverse Effect.

     SECTION 4.13 PERMITS. The Company and the Company Subsidiaries have all material Permits. All of the material Permits held by or issued to the Company and the Company

Subsidiaries are in full force and effect, and the Company or the respective Company Subsidiary that is a party thereto is in material compliance with each such Permit held by or issued to it.

     SECTION 4.14 ASSETS. Except as set forth in SECTION 4.14 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company or any Company Subsidiary in connection with the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances. The tangible assets of the Company and the Company Subsidiaries are, in the aggregate, in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

     SECTION 4.15 INTELLECTUAL PROPERTY.

          (a) SECTION 4.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all material Proprietary Rights (other than trade secrets) owned by the Company or any Company Subsidiary, including, without limitation: (i) each patent and patent application (including, without limitation, petty patents and utility models and applications therefor, as applicable), and its number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing, title and priority information for each country in which a patent application is pending, (ii) each registered trademark, tradename or service mark, and the application serial number or registration number thereof, if applicable, the class of goods or the description of the goods or services covered thereby, the countries in which such tradename or trademark is registered, and the expiration date for each country in which such trademark or tradename has been registered, and (iii) each registered copyright, and the number and date of registration thereof for each country in which a copyright has been registered.

          (b) Except as set forth in SECTION 4.15(b) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries own or have a valid right to use the Proprietary Rights used by them in connection with the Business, except for such failures by the Company and the Company Subsidiaries to so own or have a valid right to use such material Proprietary Rights as would not, when taken together with all other such failures by the Company and the Company Subsidiaries, have a Material Adverse Effect, and (ii) such Proprietary Rights will not cease to be valid rights of the Company and the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated hereby, except as would not have a Material Adverse Effect. The Company has taken commercially reasonable measures to protect the proprietary nature of its Proprietary Rights.

          (c) Except as set forth in SECTION 4.15(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice of (i) any alleged invalidity with respect to any of the Proprietary Rights owned or used by the Company or any Company Subsidiary in connection with the conduct of the Business, or (ii) any alleged infringement or misappropriation of any Proprietary Rights of others due to any activity by the Company or any Company Subsidiary. The use by each of the Company and each

Company Subsidiary of the Proprietary Rights owned and used by the Company and the Company Subsidiaries to manufacture, use and sell products and products under development in connection with the Business do not infringe upon the valid Proprietary Rights of any third party, except for such exceptions as would not have a Material Adverse Effect. To the Knowledge of the Company, except as set forth in SECTION 4.15(c) of the Company Disclosure Schedule no other Person is infringing in any way upon any Proprietary Rights owned by the Company or a Company Subsidiary, except for such exceptions as would not have a Material Adverse Effect.

          (d) Neither the Company nor any Company Subsidiary has received any written notices challenging the Company's or any Company Subsidiary's rights to use any of the Domain Names, seeking to terminate or suspend the Company's or any Company Subsidiary's rights to use any of the Domain Names, or seeking to initiate any dispute process against the Company or any Company Subsidiary with respect to its use of any of the Domain Names.

     SECTION 4.16 CERTAIN CONTRACTS.

          (a) SECTION 4.16 of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts referred to in clauses (i) through
(xiii), inclusive, of this SECTION 4.16 to which the Company or any Company Subsidiary is a party or by which any of them is bound (each, a "LISTED CONTRACT" and, collectively, the "LISTED CONTRACTS"). True, correct and complete copies of each Listed Contract has been made available to Parent and its agents and representatives:

               (i) notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing, in each case in excess of $250,000, other than any of the foregoing relating to any intercompany indebtedness;

               (ii) employment agreements involving annual salary and guaranteed bonus payments by the Company or any Company Subsidiary in excess of $100,000;

               (iii) leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property involving individual annual payments in excess of $250,000;

               (iv) joint venture Contracts, partnership agreements, or limited liability company agreements;

               (v) Contracts requiring capital expenditures after the date hereof in an amount in excess of $500,000 which are not terminable;

               (vi) licensing agreements with respect to Proprietary Rights which obligate the Company or any Company Subsidiary to make royalty payments, license fee payments, or other similar payments in excess of $100,000 per annum or otherwise material to the Business;

               (vii) agreements containing covenants limiting, in any material respect, the freedom of the Company or any Company Subsidiary to compete with any person in any line of business or in any area or territory;

               (viii) any severance, "stay pay" or termination pay agreement with any officer or other employee of the Company or any Company Subsidiary;

               (ix) any agreement for the sale of assets or properties of the Company or any Company Subsidiary in excess of $500,000, other than goods and services in the ordinary course of business consistent with past practice;

               (x) any agreement (or group of related agreements with the same person or such person's Affiliates) for the lease of personal property from or to third parties providing for annual lease payments in excess of $250,000;

               (xi) any agreement pursuant to which the Company or any Company Subsidiary has provided any letter of credit, letter of comfort or surety bond to any third party;

               (xii) any agreement which contains any material provisions requiring the Company or any Company Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements entered into the ordinary course of business consistent with past practice); and

               (xiii) any agreement not otherwise included in the Company Disclosure Schedule that the Company would be required to include pursuant to
Item 601(b)(10) of Regulation S-K under the Securities Act as an exhibit to a registration statement filed under the Securities Act.

          (b) Except as set forth in SECTION 4.16 of the Company Disclosure Schedule or as would not have a Material Adverse Effect, (i) each Listed Contract is in full force and effect and represents a legally valid, binding and enforceable obligation of the Company or the Company Subsidiary which is a party thereto, and to the Knowledge of the Company, represents a legally valid, binding and enforceable obligation of the other parties thereto, (ii) each of the Company and the Company Subsidiaries has performed, in all respects, all obligations required to be performed by it under each of the Listed Contracts to which it is a party, (iii) neither the Company or any Company Subsidiary is in breach or violation of, or default under, any of the Listed Contracts, nor has the Company or any Company Subsidiary received any written notice that it has breached, violated or defaulted under any of the Listed Contracts to which it is a party, and (iv) to the Knowledge of the Company, there is no breach by any other party or parties to any of the Listed Contracts.

     SECTION 4.17 EMPLOYEE BENEFIT MATTERS.

          (a) SECTION 4.17(a) of the Company Disclosure Schedule contains a true, correct and complete list of each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any Company Subsidiary, or under which current or former employees, directors or consultants of the Company or any Company Subsidiary benefit (each, a "COMPANY

BENEFIT PLAN" and, collectively, the "COMPANY BENEFIT PLANS"). The Company has made available or will make available prior to Closing to Parent and its agents and representatives copies of (i) each Company Benefit Plan, (ii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Benefit Plan, (iii) each trust agreement relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, (v) the most recent determination letter issued by the IRS with respect to any such Company Benefit Plan qualified under Section 401(a) of the Internal Revenue Code, (vi) the most recent actuarial report for each Company Benefit Plan subject to Title IV of ERISA and each Company Benefit Plan which provides post-retirement medical or life benefits and (vii) any Company Benefit Plan which is subject to Title IV of ERISA given to participants as required by
Section 204(h) of ERISA, or filed with the Pension Benefit Guaranty Corporation under ERISA Section 4041.

          (b) Except as set forth in SECTION 4.17(b) of the Company Disclosure Schedule, each Company Benefit Plan is in material compliance with the applicable requirements of ERISA and the Internal Revenue Code and no event has occurred and there exists no condition or set of circumstances in connection with which the Company, any Company Subsidiary or any Company Benefit Plan could be subject to any material liability under the terms of such Company Benefit Plans, ERISA, the Internal Revenue Code, any other material applicable Law other than in the ordinary course, or any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Benefit Plan.

          (c) SECTION 4.17(c) of the Company Disclosure Schedule contains a true, correct and complete list of (i) each material severance agreement and plan of the Company and each Company Subsidiary with or relating to their respective employees and (ii) each material plan and agreement of the Company and each Company Subsidiary with or relating to its respective employees which provide for acceleration of benefits or payments upon a change in control. A true, correct and complete copy of each of the agreements and plans set forth in
SECTION 4.17(c) of the Company Disclosure Schedule have been made available to Parent and its agents and representatives.

          (d) Each Company Benefit Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a determination letter from the IRS that it is so qualified, and no fact or event has occurred since the date of such determination letter that could materially adversely affect the qualified status of any such Company Benefit Plan.

          (e) Except as set forth in SECTION 4.17(e) of the Company Disclosure Schedule, there are no legal proceedings or investigations by regulatory agencies (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders) pending or, to the Knowledge of the Company, threatened, against or involving any Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability to the Company or any Company Subsidiary.

          (f) Neither the Company, any Company Subsidiary nor any entity which is considered under common control with the Company under Section 4.14 of the Internal Revenue

Code or Section 4001 of ERISA ("ERISA Affiliate") has ever been obligated to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

          (g) Except as set forth in SECTION 4.17(g) of the Company Disclosure Schedule, no Company Benefit Plan provides, and neither the Company nor any Company Subsidiary has any current or projected liability with respect to, post-retirement health or life benefits (excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law).

          (h) No employee benefit plan maintained by the Company, any Company Subsidiary or any ERISA Affiliate which is subject to Title IV of ERISA (a "TITLE IV PLAN") has an "amount of unfunded benefit liabilities" (as defined in
Section 4001(a)(18) of ERISA) in excess of $25,000. Except as set forth in
SECTION 4.17(h) of the Company Disclosure Schedule, neither the Company, any Company Subsidiary nor any ERISA Affiliate has any liability or projected liability with respect to the termination of any Title IV Plan.

          (i) Each compensation and benefit plan maintained or contributed to for the benefit of employees of the Company, any Subsidiary or any ERISA Affiliate outside of the United States (the "FOREIGN PLANS") is listed in
SECTION 4.17(a) of the Company Disclosure Schedule. With respect to each such Foreign Plan, except as disclosed in SECTION 4.17(i) of the Company Disclosure Schedule (i) each of the Foreign Plans is in material compliance with the provisions of the material laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made; (iii) all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such Foreign Plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) to the Knowledge of Company, there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan which could result in any material liability to the Company; and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability to the Company with respect to any Foreign Plan other than the triggering of payment of already funded benefits to participants.

          (j) Except as set forth in SECTION 4.17(j) to the Company Disclosure Schedule, to the Knowledge of the Company, each Company Benefit Plan can be amended and/or terminated at any time, without resulting in a Material Adverse Effect on the Company.

     SECTION 4.18 LABOR MATTERS.

          (a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any labor agreement with respect to its employees with any labor organization, group or association, nor have there been any material attempts to organize the employees of the Company or any Company Subsidiary within the one (1) year period prior to the date hereof. There is no labor strike, labor disturbance or work stoppage pending against the Company or any Company Subsidiary.

          (b) The Company and each Company Subsidiary have complied in all material respects with all material laws, rules and regulations relating to the hiring or employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, immigration, and the payment of social security and other payroll-related taxes, and neither the Company nor any Company subsidiary has received any written notice alleging that it has failed to comply with any such laws, rules or regulations. Neither the Company nor any Company Subsidiary has laid-off, terminated or initiated any redundancy procedures with respect to foreign employees at any time within the 12 month period ending at the Effective Time, which could result in a material liability to the Company or any Company Subsidiary.

     SECTION 4.19 ENVIRONMENTAL MATTERS. Except as set forth in SECTION 4.19 of the Company Disclosure Schedule, (i) no Hazardous Material is present at, on, under or emanating from any of the real property currently owned or leased by the Company or any Company Subsidiary in violation of any applicable Environmental Law as a result of actions taken or omitted to be taken by the Company, any Company Subsidiary or, to the Knowledge of the Company, any third-party, (ii) neither the Company nor any of the Company Subsidiaries has engaged in any Hazardous Materials Activity in violation of any applicable Environmental Law, and (iii) no Action is pending or, to the Knowledge of the Company, has been threatened against the Company or any Company Subsidiary concerning any of the Hazardous Materials Activities of the Company and the Company Subsidiaries, or Hazardous Materials Activity on any of the real property currently or formerly owned or leased by the Company or any of the Company Subsidiaries, or to which Hazardous Material generated by the Company or any Company Subsidiary has been sent, except, in the case of each of clauses
(i), (ii) and (iii) of this SECTION 4.19, for such violations, activities and actions as would not have a Material Adverse Effect.

     SECTION 4.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in SECTION
4.20 of the Company Disclosure Schedule, since January 1, 1999 there have been no transactions, agreements or arrangements (other than employment arrangements entered into in the ordinary course of business) between the Company and the Company Subsidiaries, on the one hand, and any director or officer of the Company or any of its Affiliates, on the other hand, with an aggregate value in excess of $60,000 per transaction or per annum, as applicable, other than those constituting an employee benefit plan or compensation arrangement.

     SECTION 4.21 BROKERS. Except for Credit Suisse First Boston Corporation ("CSFB") and Genstar Capital LLC ("GENSTAR"), each of whom are entitled to certain investment banking and advisory fees in connection with this Agreement and the transactions contemplated hereby (which fees shall be paid in full by Parent pursuant to SECTION 10.1 hereof), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company. True, correct and complete copies of all agreements between the Company and CSFB and between the Company and Genstar pursuant to which either such firm



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

would be entitled to any payment relating to the transactions contemplated hereby have been made available to Parent and its agents and representatives.

     SECTION 4.22 CUSTOMERS AND SUPPLIERS. No material customer of the Company or any Company Subsidiary has indicated within the past year that it will stop, or materially decrease the rate of, buying materials, products or services from the Company or any Company Subsidiary. No material supplier of the Company or any Company Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to the Company or any Company Subsidiary.

     SECTION 4.23 OWNED REAL PROPERTY. SECTION 4.23 of the Company Disclosure Schedule lists all real property that the Company or any Company Subsidiary owns (the "OWNED REAL PROPERTY"). Except as set forth in SECTION 4.23 of the Company Disclosure Schedule, with respect to each parcel of such real property:

          (a) the identified owner has good and marketable title to such property, free and clear of any material Encumbrance, other than Permitted Encumbrances;

          (b) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such property or (ii) pending or, to the Knowledge of the Company, threatened litigation or administrative actions relating to such property;

          (c) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such property;

          (d) to the Knowledge of the Company, the improvements constructed on the property are, taken as a whole, sufficient to permit the Company and the Company Subsidiaries, as applicable, to conduct their business as currently being conducted; and

          (e) there are no outstanding options or rights of first refusal to purchase such property, or any portion thereof or interest therein.

     SECTION 4.24 REAL PROPERTY LEASES. SECTION 4.24 of the Company Disclosure Schedule lists all real property leased or subleased to the Company or any Company Subsidiary and lists the third party lessor or lessee(s) thereof, the date of the lease and all amendments thereof. The Company has made available to Parent correct and complete copies of the leases and subleases listed in SECTION
4.24 of the Company Disclosure Schedule. With respect to each lease and sublease listed in SECTION 4.24 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party to the lease or sublease is in material breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination thereunder.

                                   ARTICLE V.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Subject to the exceptions and qualifications set forth in the disclosure schedule of even date herewith collectively delivered by Parent and Merger Sub to the Company on or prior to the



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

date hereof (the "PARENT DISCLOSURE SCHEDULE"), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE V.

     SECTION 5.1 AUTHORITY. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and no other corporate or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 5.2 ORGANIZATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate or other organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

     SECTION 5.3 CONFLICTS. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in SECTION 5.4 have been obtained or made, and except as set forth in SECTION 5.3 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by each of Parent and Merger Sub, the execution and delivery of the Parent Warrants by Parent, the performance by each of Parent and Merger Sub of its obligations hereunder, the performance by Parent of its obligations under the Parent Warrants, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and the consummation by Parent of the transactions contemplated by the Parent Warrants, does not and will not (i) conflict with or result in a violation or breach of or give rise to a default under the organizational documents of Parent or Merger Sub, (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or the assets or properties of Parent or Merger Sub, or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this SECTION 5.3, as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby, or of Parent to perform its obligations under the Parent Warrant and consummate the transactions contemplated thereby.

     SECTION 5.4 CONSENTS, APPROVALS, ETC. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the execution and delivery of the Parent Warrants by Parent, the performance by each of Parent and Merger Sub of its obligations hereunder, the performance by Parent of its obligations under the Parent Warrants, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and by Parent of the transactions contemplated by the Parent Warrants, except (i) as set forth in SECTION 5.4 of the Parent Disclosure Schedule, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) applicable requirements, if any, under applicable federal or state securities or "blue sky" Laws and the HSR Act, and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failure by Parent and Merger Sub, have a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby, or of Parent to perform its obligations under the Parent Warrants and consummate the transactions contemplated thereby.

     SECTION 5.5 LITIGATION AND GOVERNMENTAL ORDERS. As of the date hereof, (i) there are no material Actions pending against Parent, Merger Sub or any Subsidiaries of Parent ("PARENT SUBSIDIARIES"), or any of the assets or properties of Parent, Merger Sub or any Parent Subsidiaries, that, if decided adversely to Parent, Merger Sub or such Subsidiary of Parent, would prevent either Parent or Merger Sub from performing its obligations under this Agreement or consummating the transactions contemplated hereby, or prevent Parent from performing its obligations under the Parent Warrants or consummating the transactions contemplated thereby, and (ii) Parent, Merger Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any material Governmental Order that would prevent either Parent or Merger Sub from performing its obligations under this Agreement or consummating the transactions contemplated hereby, or of Parent to perform its obligations under the Parent Warrants and consummate the transactions contemplated thereby.

     SECTION 5.6 DUE DILIGENCE INVESTIGATION. Parent has had an opportunity to discuss the business, management, operations and finances of the Company with its officers, directors, employees, agents, representatives and affiliates, and has had an opportunity to inspect the facilities of the Company. Parent has conducted its own independent investigation of the Company and has been furnished by the Company, or its agents or representatives, with all information, documents and other material relating to the Company, and its business, management, operations and finances, that Parent has requested. In making its decision to execute and deliver this Agreement and the Parent Warrants and to consummate the transactions contemplated hereby and thereby, Parent has relied solely upon the representations and warranties of the Company set forth in ARTICLE IV and has not relied upon any other information provided by, for, or on behalf of the Company, or its agents or representatives, to Parent in connection with the transactions contemplated hereby.

     SECTION 5.7 BROKERS. Except for Thomas Weisel Partners (the fees and expenses of which shall be paid in full by Parent), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates.

     SECTION 5.8 NO PRIOR ACTIVITIES. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the Merger. Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby).

     SECTION 5.9 PARENT WARRANTS.

          (a) Parent has all requisite corporate power and authority to enter into the Parent Warrants, to perform its obligations thereunder and to issue Parent Common Stock upon exercise thereof. The execution and delivery of the Parent Warrants, the performance by Parent of its obligations thereunder and the consummation by Parent of the transactions contemplated thereby have been duly authorized by the Board of Directors of Parent and no other corporate or other action on the part of Parent is necessary to authorize the execution and delivery of the Parent Warrants, the performance by Parent its obligations thereunder or the consummation by Parent of the transactions contemplated thereby. Upon execution and delivery thereof, the Parent Warrants will constitute a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The shares of Parent Common Stock issuable upon exercise of the Parent Warrants have been duly authorized and reserved for issuance, and, upon exercise of the Parent Warrants in accordance with the terms of the thereof, will be validly issued, fully paid and non-assessable and free from all taxes and liens, claims and Encumbrances, and will not be subject to any preemptive rights or other similar rights of stockholders of Parent and will not impose personal liability upon the holder thereof.

                                  ARTICLE VI.
                              ADDITIONAL AGREEMENTS

     SECTION 6.1 NO SOLICITATION. The Company hereby agrees that neither the Company or the Company Subsidiaries, nor any of their respective officers, directors, managers, employees, agents, representatives or Affiliates shall, during the period commencing with the execution and delivery hereof and terminating upon the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with SECTION 9.1, directly or indirectly solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, provide any information to, or otherwise cooperate in any way or enter into any agreement with, any Person or group other than Parent and its officers, directors, employees, agents and representatives, concerning any proposed sale of the Company or any Company Subsidiary, all or a substantial portion of their respective assets and properties, or the Business, any merger, consolidation or combination, any sale of all or a majority of the outstanding Company Capital Stock or outstanding capital stock of any Company Subsidiary, any liquidation, dissolution or winding up of the Company, or any similar transaction or series of transactions involving the Company or any of the Company Subsidiaries. The Company will promptly notify Parent in the event that, during the period commencing with the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with
SECTION 9.1, the Company shall receive any such inquiry or proposal or offer to discuss or negotiate any such transaction.

     SECTION 6.2 CONDUCT OF THE COMPANY PRIOR TO THE EFFECTIVE TIME.

          (a) Unless Parent otherwise consents in writing which consent shall not be unreasonably withheld or delayed and except as otherwise contemplated by this Agreement or set forth in SECTION 6.2 of the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with SECTION 9.1, the Company shall, and shall cause each Company Subsidiary to, (i) conduct the Business only in the usual, regular and ordinary course, (ii) pay accounts payable and collect accounts receivable in the usual, regular and ordinary course and consistent with past practice, (iii) use commercially reasonable efforts consistent with past practices and policies to keep available the services of the officers and key employees of the Company and the Company Subsidiaries, and to preserve intact the current relationships of the Company and the Company Subsidiaries with their respective customers, suppliers, distributors, and other Persons with which the Company and the Company Subsidiaries have significant business relationships as of the date hereof, (iv) use commercially reasonable efforts consistent with past practices and policies to maintain the assets and properties of the Company and the

Company Subsidiaries in their current condition, normal wear and tear excepted, and (v) maintain the books, accounts and records of the Company and the Company Subsidiaries in the usual, regular and ordinary manner, on a basis consistent with past practice. Beginning on the date which is thirty (30) days after the date hereof, Parent shall not unreasonably withhold or delay giving any consent requested of it under this SECTION 6.2(a) or SECTION 6.2(b).

          (b) Except as expressly provided in this Agreement or SECTION 6.2 of the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with SECTION 9.1, the Company shall not, and shall cause the Company Subsidiaries not to, do or cause to be done any of the following without the prior written consent of Parent:

               (i) create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company or any Company Subsidiary, other than (A) Permitted Encumbrances, (B) Encumbrances that will be released at or prior to the Closing, (C) Encumbrances on assets or properties having an aggregate value not in excess of $250,000, and (D) Encumbrances relating to any acquisitions permitted by SECTION 6.2(b)(iii);

               (ii) except for sales of inventory, licenses of Proprietary Rights and abandonment of patents, in each case in the ordinary course of business, and consistent with past practice and except for transactions among the Company and Company Subsidiaries, sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material properties or assets of the Company or any Company Subsidiary;

               (iii) acquire (by merger, consolidation or combination, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, except for transactions with an aggregate fair market value of less than $250,000;

               (iv) (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement
(1) providing for compensation of less than $75,000 per annum, (2) terminable upon not more than six months notice without cost of more than $25,000 to the Company or any Company Subsidiary, and (3) entered into in the ordinary course of business, (B) increase the compensation payable, or to become payable, by the Company or any Company Subsidiary to any Company Employees, or any directors or officers of the Company or any Company Subsidiaries, (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any director or officer of the Company or any Company Subsidiary, or (D) provide for, for the first time, or increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with Company Employees or any director or officer of the Company or any Company Subsidiary, other than, in the case of clauses (B), (C) and (D) of this SECTION 6.2(b)(iv), normal increases or payments in the ordinary course of business consistent with past practice, and except, in the case of clause (C) of this SECTION 6.2(b)(iv), to the extent that the Company or any Company Subsidiary is contractually obligated to do so or required to do so by applicable Law;

               (v) materially change any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes required by GAAP;

               (vi) issue or sell any additional shares of the Company Capital Stock, or any capital stock or other equity interests in any Company Subsidiary, or securities convertible into or exchangeable for any such shares of capital stock of, or equity interests in, the Company or any Company Subsidiary, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock of, or other equity interests in, the Company or any Company Subsidiary, except pursuant to Company Options and Company Warrants outstanding on the date hereof and Company Options to purchase up to an additional 200,000 shares of Company Common Stock to be issued to directors, officers or employees of the Company or any Company Subsidiary pursuant to the Company Option Plan, notice of which will be provided to Parent not later than two business days prior to the Closing Date;

               (vii) amend in any respect the Company Certificate of Incorporation or Company Bylaws, or the organizational documents of any Company Subsidiary;

               (viii) take any action which would materially interfere with the consummation of the transactions contemplated hereby or materially delay the consummation of such transactions;

               (ix) incur, guarantee or assume any indebtedness for borrowed money, except for (A) borrowings under existing agreements in the ordinary course of business and (B) borrowings under inter-company indebtedness between the Company and any of the Company Subsidiaries or between the Company Subsidiaries;

               (x) declare, set aside or pay any dividend or make any other distribution or other capital return in respect of any shares of Company Capital Stock, or redeem, purchase or acquire any shares of Company Capital Stock (except in connection with the repurchase of any Company Capital Stock in accordance with the terms of any agreements entered into prior to the date hereof with employees or consultants to the Company);

               (xi) make any material Tax election;

               (xii) make any loans, advances or capital contributions to, or investments in, any other person other than advances to employees for business expenses in the ordinary course of business and consistent with past practice;

               (xiii) sell, assign, transfer, license or sublicense any Company Proprietary Rights, other than in the ordinary course of business consistent with past practice;

               (xiv) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or material default under, or waive any material rights under, any contract or agreement listed or required to be listed in SECTION 4.16 of the Company Disclosure Schedule;

               (xv) make or commit to make total capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate;

               (xvi) initiate, compromise or settle any material Action; or

               (xvii) enter into any agreement to take, or cause to be taken, any of the actions set forth in this SECTION 6.2(b).

     SECTION 6.3 ACCESS TO INFORMATION. Subject to the terms of the Confidentiality Agreement, during the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with SECTION 9.1, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers, employees, auditors and agents of the Company and each Company Subsidiary to,
(i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records and personnel of the Company and the Company Subsidiaries, and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Company Subsidiaries as Parent may from time to time reasonably request; provided, however, that Parent shall not unreasonably interfere with any of the businesses or operations of the Company or any Company Subsidiary.

     SECTION 6.4 CONFIDENTIALITY. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by any party hereto, or its officers, employees, agents or representatives, during any investigation conducted pursuant to SECTION 6.3, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms of the Confidentiality Agreement. At the Effective Time, the Confidentiality Agreement and the obligations of the parties thereto and under this SECTION 6.4 shall terminate and be of no further force or effect.

     SECTION 6.5 EFFORTS; CONSENTS; REGULATORY AND OTHER AUTHORIZATIONS; FINANCING.

          (a) Each party hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, those consents set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and (iv) fulfill all conditions to the obligations of such parties under this Agreement. Each party hereto shall cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party hereto shall be required to make payments, commence litigation or agree to material modifications of the terms and conditions of any agreements with third parties and no such modification shall be made to any Contract of the Company or any Company Subsidiary without the consent of Parent, which consent shall not be unreasonably withheld or delayed. None of the parties hereto shall take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals required to be obtained by such party pursuant to this Agreement.

          (b) In furtherance and not in limitation of the terms of SECTION 6.5(a), to the extent required by applicable Law, each of Parent and the Company shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days of the date hereof, shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing; provided that in connection with any such proceeding or negotiation, Parent shall provide the Company with the reasonable opportunity to participate in the planning of Parent's position relating thereto, keep the Company informed of any material communications that Parent receives from or gives to any Governmental Authority, consult with the Company in advance of any meeting or conference with any Governmental Authority and give the Company a right to review any written communications prior to giving them to any Governmental Authority and participate in any meetings and conferences.

          (c) In furtherance and not in limitation of the terms of SECTION 6.5(a), as promptly as practicable following the execution and delivery of this Agreement by all of the parties hereto, Parent shall take, or cause to be taken, all action necessary, proper or advisable to obtain all financing necessary to make the payments required under ARTICLE II, to pay all fees and expenses to be paid by Parent in connection with the transactions contemplated hereby, and to satisfy any other payment obligations that Parent may incur in connection with, and may be required in order to consummate, the transactions contemplated hereby.

          (d) Immediately following the execution of this Agreement, the Company shall deliver to Parent an executed stockholder consent from (i) Genstar and
(ii) any affiliate of Genstar who holds Company Common Stock, which consent shall indicate the approval of such stockholder of this Agreement and the Merger, in a form reasonably satisfactory to Parent (the

"STOCKHOLDER CONSENTS"), and a Voting Agreement substantially in the form attached hereto as Exhibit 6.5(d) executed by Genstar.

     SECTION 6.6 FURTHER ACTION.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

          (b) Parent shall at all times have authorized and reserved a sufficient number of shares of Parent Common Stock to provide for the full exercise of the Parent Warrants and the issuance of shares of Parent Common Stock in connection therewith.

     SECTION 6.7 INDEMNIFICATION; OFFICERS' AND DIRECTORS' INSURANCE.

          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each present and former director and officer of the Company and each present and former director and officer of each Company Subsidiary (the "COMPANY INDEMNIFIED PARTIES"), against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any Company Subsidiary would have been permitted under applicable Law and under the Company Certificate of Incorporation and Company Bylaws, or other organizational documents of any Company Subsidiary, in each case as in effect on the date hereof, to indemnify such Company Indemnified Parties, and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this SECTION 6.7(a) to the fullest extent permitted under applicable Law and under the Company Certificate of Incorporation and Company Bylaws, or other organizational documents of any Company Subsidiary; provided, however, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Company Certificate of Incorporation and Company Bylaws, or other organizational documents of any Company Subsidiary, or pursuant to this SECTION 6.7(a). Notwithstanding anything to the contrary in this SECTION 6.7, neither Parent nor the Surviving Corporation shall have any obligation to indemnify or advance expenses on behalf of any Company Indemnified Party in connection with any matter (y) the existence of which constitutes a breach of any provision of this Agreement or any Exhibit to this Agreement or (z) arising from or out of a breach of any provision of this Agreement or any Exhibit to this Agreement by the Company, other than to indemnify or advance expenses with respect to a claim that the Company Indemnified Party has successfully defended or to the extent paid by the insurer.

          (b) Prior to the Closing, the Company shall obtain a prepaid policy or policies (i.e., "tail coverage") which policy or policies provide directors and officers liability insurance coverage for those persons at the Company or any Company Subsidiary currently covered by any such policy or policies for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including the transactions contemplated by this Agreement. The Company shall inform and consult with Parent of the terms of such policy or policies prior to the purchase thereof.

          (c) The terms and provisions of this SECTION 6.7 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives.

     SECTION 6.8 EMPLOYEE BENEFIT MATTERS. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of Parent, the Surviving Corporation or any of their respective Subsidiaries, Company Employees as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits. Parent and the Surviving Corporation shall (x) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time, and (y) undertake commercially reasonable efforts to provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     SECTION 6.9 ADVISORY AGREEMENTS. The Company shall take such action as necessary such that (i) the Management Advisory and Consulting Agreement dated as of July 2, 1997 between the Company and Genstar (the "MANAGEMENT AGREEMENT") shall terminate at and as of the Effective Time without any liability to the Company except as set forth herein and (ii) Genstar is paid at the Closing all fees and expenses and other amounts under the Management Agreement, as described on SCHEDULE 6.9 hereto, which are due as of the Effective Time.

     SECTION 6.10 DUPONT AND ABL AGREEMENTS. From and after the Effective Time, Parent shall cause the Surviving Corporation to assume and honor the obligations set forth in the DuPont Agreement, including Section 5.04(f) thereof, and the ABL Agreement, including Section 11 thereof.

     SECTION 6.11 PARENT FINANCING.

          (a) Prior to the Closing, Parent shall use commercially reasonable efforts to obtain financing to repay all outstanding Senior Debt. The repayment of the Senior Debt shall occur concurrently with the Effective Time.

          (b) Prior to the Closing, Parent shall use commercially reasonable efforts to cause to be issued, at the Effective Time, an irrevocable standby letter of credit for the benefit of each of (i) Dr. Baumgold with respect to the JB Note and (ii) the Massachusetts Department of Public Health in an aggregate amount of $5,600,000 that will replace the letters of credit issued under the Company's credit agreement.

     SECTION 6.12 NOTICE OF BREACHES.

          (a) From the date hereof through the Closing, the Company shall promptly deliver to Parent written notice of any event or development that would
(i) render any statement, representation or warranty of the Company in this Agreement (including exceptions set forth in the Company Disclosure Schedule) inaccurate or incomplete in any material respect (except as expressly contemplated by this Agreement), or (ii) constitute or result in a material breach by the Company of, or a failure by the Company to comply in all material respects with, any agreement or covenant in this Agreement applicable to the Company (except as expressly contemplated by this Agreement). No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

          (b) From the date hereof through the Closing, Parent shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of Parent in this Agreement inaccurate or incomplete in any material respect (except as expressly contemplated by this Agreement), or (ii) constitute or result in a material breach by Parent of, or a failure by Parent to comply in all material respects with, any agreement or covenant in this Agreement applicable to Parent (except as expressly contemplated by this Agreement). No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

          (c) From the date hereof through the Closing, each party shall promptly notify all other parties to this Agreement of any lawsuits, claims, proceedings, investigations or inquiries against such party, any Subsidiary of such party or any of its stockholders, directors or officers, between the date of this Agreement and the Closing Date, which are commenced or, to the knowledge of such party, threatened and may materially affect the transactions contemplated by this Agreement.

          (d) From the date hereof through the Closing Date, the Company shall promptly notify Parent of any lawsuits, claims, proceedings, investigations or inquiries against the Company, any Company Subsidiary or any of their respective stockholders, directors or officers, between the date of this Agreement and the Closing Date, which are commenced or, to the Knowledge of the Company, threatened which would reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

     SECTION 7.1 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. (i) The representations and warranties of Parent and Merger Sub set forth in ARTICLE V shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except
(A) for changes contemplated or permitted by this Agreement, (B) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date), and (C) where the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby (it being agreed that any materiality qualifications (or variations thereof) in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby for purposes of this SECTION 7.1(a)(i)(C) and that any supplement to the Parent Disclosure Schedule pursuant to clause (iii) of this SECTION 7.1(a) shall be disregarded in determining whether the condition set forth in this SECTION 7.1(a)(i) has been satisfied); (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) the Company shall have received a certificate of each of Parent and Merger Sub (which may include a supplement to the Parent Disclosure Schedule, but which shall include only matters that occurred after the date hereof) dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this SECTION 7.1(a).

          (b) NO GOVERNMENTAL ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated hereby.

          (c) HSR ACT. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

          (d) GOVERNMENTAL APPROVALS. All consents and approvals of Governmental Authorities necessary for consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained.

          (e) STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of holders of Company Common Stock.

          (f) ESCROW AGREEMENT. Parent shall have executed and delivered to the Company the Escrow Agreement.

          (g) PARENT WARRANTS. Parent shall have delivered Parent Warrants in accordance with the terms of this Agreement and Parent shall have applied for the listing of the shares of Parent Common Stock issuable upon exercise thereof upon each national securities exchange, or automated quotation system, if any, upon which shares of Parent Common Stock are then listed or quoted.

     SECTION 7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent or Merger Sub, at or prior to the Closing, of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. (i) The representations and warranties of the Company set forth in ARTICLE IV shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (A) for changes contemplated or permitted by this Agreement, (B) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date), and (C) where the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect (it being agreed that any materiality or Material Adverse Effect qualifications (or variations thereof) in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Material Adverse Effect for purposes of this SECTION 7.2(a)(i)(C) and that any supplement to the Company Disclosure Schedule pursuant to clause (iii) of this SECTION 7.2(a) shall be disregarded in determining whether the condition set forth in this SECTION 7.2(a)(i) has been satisfied); (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects;
(iii) Parent shall have received a certificate of the Company (which certificate may include a supplement to the Company Disclosure Schedule, but which shall include only matters that occurred after the date hereof), dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this SECTION 7.2(a).

          (b) NO GOVERNMENTAL ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated hereby.

          (c) HSR ACT. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

          (d) GOVERNMENTAL APPROVALS. All consents and approvals of Governmental Authorities necessary for consummation of the transactions contemplated hereby shall have been obtained.

          (e) STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of holders of Company Common Stock.

          (f) RESIGNATIONS. Parent shall have received a letter of resignation from each member of the Board of Directors of the Company, other than those persons identified on a list to be delivered by Parent to the Company at least 5 business days prior to the Closing, which shall become effective as of the Closing.

          (g) ESCROW AGREEMENT. Genstar shall have executed and delivered to Parent the Escrow Agreement.

                                 ARTICLE VIII.
                                INDEMNIFICATION

     SECTION 8.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the parties contained herein shall survive the Closing Date for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) eighteen months after the Closing Date; provided that the representations and warranties set forth in
SECTION 4.10 shall survive through the expiration of the applicable statute of limitations. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing delivered in accordance with SECTION 10.3 hereof by the other party prior to the expiration of the applicable survival period provided herein. Subject to SECTION 10.11, from and after the Closing, the remedies contemplated by this ARTICLE VIII shall be the sole recourse of the parties hereto and their respective Affiliates for all Losses, Liabilities, Actions, damages or expenses related to or arising, directly or indirectly, out of this Agreement, the transactions contemplated hereby or otherwise arising at Law or in equity, and each party hereto hereby waives any and all rights, claims, causes of action and other remedies such party or its Affiliates may have against the other parties hereto relating to the subject matter of this Agreement other than the remedies expressly provided in this ARTICLE VIII; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement or otherwise shall in any way limit any claim, suit, cause or action or remedy that may be available to Parent or the Shareholders, the Optionholders, and the Warrantholders based on intentional misrepresentation or any right to injunctive or other equitable relief.

     SECTION 8.2 INDEMNIFICATION.

          (a) SHAREHOLDERS, WARRANTHOLDERS AND OPTIONHOLDERS. Subject to the provisions of this ARTICLE VIII, the Shareholders, the Optionholders and the Warrantholders shall indemnify, save and hold harmless Parent and its Affiliates and its and their respective representatives from and against any and all Losses incurred or suffered by any of Parent, Surviving Corporation, their Affiliates and/or their respective representatives in connection with, arising out of, resulting from or incident to:

               (i) any breach of any representation or warranty made by the Company in this Agreement or the certificate of the Company delivered at Closing pursuant to SECTION 7.2(a)(III) (including any supplement to the Disclosure Schedule attached thereto);

               (ii) any breach of any covenant or agreement made by the Company in this Agreement; and

               (iii) any obligations of the Surviving Corporation or any of its Affiliates to make payments to DuPont pursuant to Section 5.04(f) of the DuPont Agreement.

          (b) PARENT. Subject to the provisions of this ARTICLE VIII, Parent shall indemnify, save and hold harmless the Shareholders, the Optionholders and the Warrantholders and their Affiliates and their respective representatives from and against any and all Losses incurred or suffered by any of the Shareholders, the Optionholders and the Warrantholders, their Affiliates and/or their respective representatives in connection with, arising out of, resulting from or incident to:

               (i) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or the certificate of Parent or Merger Sub delivered at Closing pursuant to SECTION 7.1(a)(iii) (including any supplement to the Disclosure Schedule attached thereto); and

               (ii) any breach of any covenant or agreement made by Parent or Merger Sub in this Agreement.

          (c) PROCEDURE FOR CLAIMS BETWEEN PARTIES.

               (i) If a claim for Losses is to be made by a party entitled to indemnification hereunder, the party claiming such indemnification shall give written notice to the indemnifying party as soon as practicable after the indemnified Person becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this SECTION 8.2. Any failure to submit any such notice of claim to the indemnifying Person(s) shall not relieve such Person(s) of any liability hereunder, except to the extent such Person(s) is actually prejudiced by such failure. The indemnifying Person(s) shall be deemed to have accepted the notice of claim and to have agreed to pay the Losses at issue if such Person(s) does not send a notice of disagreement to the indemnified Person within 20 calendar days after receiving the notice of claim. In the case of a disputed claim, the parties shall use reasonable best efforts to resolve the matter internally on an expeditious basis and in any event within 45 calendar days after the notice is received by the indemnifying Person(s).

               (ii) Genstar shall act as the representative of the Shareholders, the Optionholders and the Warrantholders (the "INDEMNIFICATION REPRESENTATIVE") to take any and all action on their behalf in respect of the indemnification provisions contained in this Agreement and Parent is authorized to rely on any such action as being the duly authorized action of the Shareholders, the Optionholders and the Warrantholders. The Indemnification Representative shall be indemnified and held harmless by the Shareholders, the Optionholders and the Warrantholders from and against any Actions brought against the Indemnification Representative in connection with the performance of its duties under this Agreement.

          (d) DEFENSE OF THIRD PARTY CLAIMS. If any lawsuit or enforcement action is filed against any indemnified Person, written notice thereof shall be given to the indemnifying Person(s) as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any indemnified Person to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying Person(s) were actually prejudiced by such failure. After such notice, provided that the indemnifying Person(s) acknowledge in writing to the indemnified Person that the indemnifying Person(s) shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying Person(s) shall be entitled, if its so elects, by written notice to the indemnified Person(s) given within 15 calendar days after the date of the notice of the claim from the indemnified Person pursuant to the first sentence of this paragraph (d), at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action (except with respect to any claims for equitable relief, provided that the indemnified Person shall consult with the indemnifying Person in connection with any such proceeding), (ii) to employ and engage attorneys of their own choice to handle and defend the same, unless the indemnified Person reasonably concludes that counsel for the indemnifying Person(s) has a conflict of interest or the indemnified Person has been advised by counsel that there may be one or more legal defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person(s), in which event the indemnified Person shall be entitled, at the indemnifying Person(s)'s cost, risk and expense, to separate counsel of its own choosing, and
(iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified Person, such consent not to be unreasonably withheld (it being agreed that it shall be reasonable to withhold such consent if such compromise or settlement does not include a complete release of the indemnified Person from all liability with respect thereto, or imposes any liability on the indemnified Person). The indemnified Person shall cooperate at the expense of the indemnifying Person in all reasonable respects with the indemnifying Person(s) and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified Person may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the indemnifying Person fails to assume the defense of such claim within 15 calendar days after the notice of claim, the indemnified Person against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying Person) have the right to undertake, at the indemnifying Person's cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying Person. If the indemnified Person assumes the defense of the claim, the indemnified Person will keep the indemnifying Person reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying Person shall be liable for any settlement of any action effected pursuant to and in accordance with this SECTION 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying Persons agree to indemnify and hold harmless an indemnified Person from and against any Losses by reason of such settlement or judgment.

          (e) LIMITATIONS.

               (i) Notwithstanding anything to the contrary set forth herein, none of the Shareholders, the Optionholders or the Warrantholders, on the one hand, nor Parent, on the other, shall be entitled to recover, and the other party or parties, as the case may be, shall not be obligated to pay, any claim for indemnification under Section 8.2(a)(i) or 8.2(b)(i), as applicable, unless and until the aggregate dollar amount of all indemnification claims against such party or parties hereunder exceeds $2,000,000, in which event the party or parties entitled to such indemnification shall be entitled to recover only the amount of their indemnification claims in excess of $1,000,000. Notwithstanding anything herein to the contrary, no claim for indemnification under SECTION 8.2(a)(i) or 8.2(b)(i), as applicable, may be asserted by an indemnified party unless such claim, together with all related claims, equals or exceeds $30,000. Notwithstanding anything to the contrary set forth herein, the aggregate indemnification obligation of the Shareholders, the Optionholders and the Warrantholders hereunder for all Losses (other than pursuant to SECTION 8.2(a)(iii)) shall not exceed the Escrow Amount and the sole source of funds for such indemnification (other than pursuant to SECTION 8.2(a)(iii)) shall be the Escrow Fund. Notwithstanding anything to the contrary set forth herein, the aggregate indemnification obligation of Parent hereunder for all Losses shall not exceed $17,500,000.

               (ii) For purposes of SECTION 8.2(a)(i) and SECTION 8.2(b)(i)), "material" or "Material Adverse Effect" (as such terms is used in any representation or warranty contained in ARTICLE IV or ARTICLE V) shall be deemed to mean a Loss (with respect to any such representation or warranty) which exceeds $250,000; provided that the foregoing shall not apply to the representation contained in SECTION 4.8.

          (f) ENFORCEMENT OF OTHER RIGHTS.

               (i) In the event that the Company or any Company Subsidiary shall have the right to seek indemnification under any of the Prior Agreements for Losses that are otherwise subject to an indemnification claim under SECTION 8.2, an indemnified party shall have the right to assert a claim for indemnification, but not have a right to indemnification under this ARTICLE VIII for Losses unless the Company or the appropriate Company Subsidiary first asserts and prosecutes in a commercially reasonable manner, in a timely manner and consistent with applicable agreements, a claim to recover any Losses from third parties under the Prior Agreements (the "OTHER INDEMNIFYING PARTIES"). Provided that the indemnified Person has used such commercially reasonable efforts, then to the extent that the indemnified Person shall not have recovered from the Other Indemnifying Parties within 12 months after a claim for indemnification is made pursuant to this ARTICLE VIII (or, if longer, prior to the 18 month anniversary of the Closing), then this SECTION 8.2(f) shall not limit the indemnified Person's right to indemnification for Losses under this ARTICLE
VIII. Nothing in this SECTION 8.2(f) shall limit an indemnifying Person's rights under SECTION 8.2(h). Any and all costs incurred by the indemnified Persons in pursuing a claim against the Other Indemnifying Parties shall be Losses and be subject to indemnification hereunder.

               (ii) Parent will cause the Company and the Company Subsidiaries
(a) not to amend or modify in any material respect any contractual rights of indemnification, reimbursement or contribution existing in favor of the Company and the Company Subsidiaries as of the date hereof under the Prior Agreements, without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld or delayed, and (b) to comply in all material respects with the Prior Agreements.

          (g) EARN-OUT MATTERS.

          Notwithstanding anything to the contrary set forth herein, the indemnification obligations under SECTION 8.2(a)(III) related to the earn-out under the DuPont Agreement shall be subject to the following:

               (i) From the Closing through 2001, the Company shall, for purposes of the gross margin calculation under the DuPont Agreement, (A) continue to use the accounting methods that the Company currently uses with respect to the calculation and allocation of costs (including overhead); (B) in the event that the Company eliminates any function, the cost of which has historically been allocated for purposes of determining the gross margin, make an appropriate allocation of cost to be included in the determining the gross margin; and (C) follow the current practice in determining products that are included and excluded in the gross margin calculation under the DuPont Agreement consistent with the methods used in preparing the Margin Statements (as defined in the DuPont Agreement) for the years 1997, 1998 and 1999. The Company and the Company Subsidiaries shall (1) maintain the information necessary to perform the calculation, and (2) give the Indemnification Representative and its representatives reasonable access to the books and records of the Company and any Company Subsidiary sufficient to enable the Indemnification Representative to prepare the Margin Statement. Parent, the Company and the Company Subsidiaries shall cause the Company's independent certified public accountants to cooperate with the Indemnification Representative and to submit the Margin Statement pursuant to the DuPont Agreement in accordance with the reasonable instructions of the Indemnification Representative. The Indemnification Representative shall have the sole right to submit the Margin Statement and shall be entitled to direct any proceedings or negotiations with DuPont relating to the earn-out. Parent shall notify the Indemnification Representative within 45 days prior to the time that the Company or any Company Subsidiary makes any payment to DuPont that would give rise to such an indemnification claim under
SECTION 8.2(a)(iii).

               (ii) Parent will cause the Company and the Company Subsidiaries
(a) not to amend or modify the DuPont Agreement with respect to the earn-out and the gross margin calculation, without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld or delayed and (b) to comply in all material respects with any and all such agreements, arrangements and understandings.

          (h) SUBROGATION. Upon making any payment to an indemnified party for any indemnification claim pursuant to this ARTICLE VIII, the indemnifying party shall be subrogated, to the extent of such payment, to any rights that the indemnified party may have against any other persons with respect to the subject matter underlying such indemnification claim and the indemnified party shall take such actions as the indemnifying party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the indemnified party may have; provided that no such right of subrogation shall exist unless and until the indemnified party's Losses with respect to the subject matter underlying such indemnified claim are paid in full if the amount of the indemnification payment is not sufficient to pay such Losses in full.

          (i) INSURANCE; REIMBURSEMENTS; TAXES. The amount of any Losses for which indemnification is provided under this ARTICLE VIII shall be reduced by
(i) any related recoveries actually received by the indemnified party under insurance policies or other related payments received from third parties, and (ii) any Tax benefits actually received by the indemnified party or any of its Affiliates on account of the matter resulting in such Losses or the payment of such Losses. In the event that the indemnified party receives any such recoveries or Tax benefits on account of Losses that have previously been paid by the indemnifying party to the indemnified party, the indemnified party shall, after receipt thereof, promptly pay over to the indemnifying party the full amount of such recoveries or Tax benefits received. If an indemnified party receives payment from a third party in respect of Losses for which an indemnifying party has provided indemnification, then the indemnified party shall reimburse the indemnifying party to the extent of such payment (up to the amount of the indemnification provided by the indemnifying party).

          (j) No Shareholder, Optionholder or Warrantholder shall have any right to, or shall, seek contribution with respect to, or other reimbursement for, his, her or its indemnification obligations set forth in this ARTICLE VIII from the Surviving Corporation or the Company.

                                  ARTICLE IX.
                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by the mutual written consent of Parent and the Company;

          (b) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated hereby, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this SECTION 9.1(b) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;

          (c) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before the date which is four months following the execution hereof, unless the failure to consummate the Merger on or prior to such date is the result of a breach or default under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this SECTION 9.1(c);

          (d) by Parent upon written notice to the Company if the Company shall have breached this Agreement in any material respect and such breach shall not have been cured within twenty (20) calendar days of the delivery of such written notice by Parent to the Company; and

          (e) by the Company upon written notice to Parent if Parent shall have breached this Agreement in any material respect and such breach shall not have been cured within twenty (20) calendar days of the delivery of such written notice by the Company to Parent.

     SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated hereby pursuant to and in accordance with SECTION 9.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party hereto; provided, however, that notwithstanding the foregoing, nothing herein contained shall relieve any party hereto from any liability resulting from or arising out of any breach of any agreement or covenant hereunder; and provided further, however, that notwithstanding the foregoing, the terms of SECTION 6.4, this SECTION 9.2 and
ARTICLE X shall survive any termination of this Agreement, whether in accordance with SECTION 9.1 or otherwise.

                                   ARTICLE X.
                               GENERAL PROVISIONS

     SECTION 10.1 EXPENSES. Except as otherwise expressly provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms hereof and the consummation of the transactions contemplated hereby, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent shall pay at the Closing, all costs and expenses (including, without limitation, all fees and disbursements of counsel, financial advisors and accountants) incurred by the Company in connection with the negotiation and preparation of this Agreement, the performance of the terms hereof and the consummation of the transactions contemplated hereby (the "COMPANY COSTS"). The Company Costs, which shall not exceed $10 million, shall include, without limitation, the investment banking and advisory fees of CSFB and Genstar and the legal fees of Latham & Watkins.

     SECTION 10.2 COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

     SECTION 10.3 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two (2) business days after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this SECTION 10.3, when transmitted and receipt is confirmed by telephone; and (iv) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties hereto:

          (a) if to the Company, to:

                                    NEN Life Sciences, Inc.
                                    549 Albany Street
                                    Boston, Massachusetts 02118
                                    Telephone: (617) 482-9595
                                    Facsimile: (617) 350-9454
                                    Attention: Russell D. Hays

                           and

                                    Genstar Capital LLC
                                    555 California Street, Suite 4850
                                    San Francisco, California  94104
                                    Telephone: (415) 834-2350
                                    Facsimile: (415) 834-2383
                                    Attention: Jean-Pierre L. Conte

                           with a copy to:

                                    Latham & Watkins
                                    505 Montgomery Street, Suite 1900
                                    San Francisco, California  94111
                                    Telephone: (415) 391-0600
                                    Facsimile: (415) 395-8095
                                    Attention: Scott R. Haber, Esq.

          (b) if to Parent or Merger Sub or, if after the Closing, to the Company, to:

                                    PerkinElmer, Inc.
                                    45 William Street
                                    Wellesley, Massachusetts 02481
                                    Telephone: (781) 237-5100
                                    Facsimile: (781) 431-4185
                                    Attention: General Counsel

                           with a copy to:

                                    Hale and Dorr LLP
                                    60 State Street
                                    Boston, Massachusetts 02109
                                    Telephone: (617) 526-6000
                                    Facsimile: (617) 526-5000
                                    Attention: David E. Redlick, Esq.

     SECTION 10.4 PUBLIC ANNOUNCEMENTS. Unless otherwise required by applicable Law or stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the other parties hereto. If a public statement is required to be made pursuant to applicable Law or stock exchange rules and regulations, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

     SECTION 10.5 INTERPRETATION. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. References to Articles or Sections in this Agreement, unless otherwise indicated, are references to Articles or Sections of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions hereof. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word "including" shall be deemed to be immediately followed by the words "without limitation," (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa, (iii) words of one gender shall be deemed to include the other gender as the context requires, and (iv) the terms "hereof," "herein," "hereto," "herewith" and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.

     SECTION 10.6 SEVERABILITY. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to herein, and the parties hereto shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent hereof. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

     SECTION 10.7 ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof, except as otherwise expressly provided herein.

     SECTION 10.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     SECTION 10.9 NO THIRD PARTY BENEFICIARIES. Except as specifically provided in SECTION 6.7 (and solely with respect to parties indemnified thereunder), this Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.10 WAIVERS AND AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto. Any failure of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 10.10.

     SECTION 10.11 EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party hereto hereby agrees to waive the defense in any such suit that the other parties hereto have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this SECTION 10.11 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue. The parties hereto hereby agree that irreparable damage would occur in the event any of the terms or provision of this Agreement required to be performed prior to the Effective Time are not performed in accordance with the terms hereof and that, prior to the Effective Time, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 10.12 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection herewith, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally
(i) agrees not to commence any such action or proceeding except in such courts,
(ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in
SECTION 10.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

     SECTION 10.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

     SECTION 10.14 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. It is the explicit intent and understanding of each of the parties hereto that no party hereto, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Company Disclosure Schedule and the Parent Disclosure Schedule, as the case may
be), and the documents entered into in connection with this Agreement and none of the parties hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by another party hereto or such other party's Affiliates, representatives or agents, except for the representations and warranties set forth herein.

SECTION 10.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  [Remainder of Page Intentionally Left Blank]




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

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    PERKINELMER, INC.,
                                    a Massachusetts corporation



                                    /s/ Terrance L. Carlson
                                    ---------------------------------
                                    Name:  Terrance L. Carlson
                                    Title: Senior Vice President


                                    NANCY ACQUISITION CORPORATION,
                                    a Delaware corporation



                                    /s/ Terrance L. Carlson
                                    ---------------------------------
                                    Name:  Terrance L. Carlson
                                    Title: President


                                    NEN LIFE SCIENCES, INC.,
                                    a Delaware corporation



                                    /s/ Russell Hays
                                    ---------------------------------
                                    Name:  Russell Hays
                                    Title: CEO

                                    EXHIBITS

Exhibit 1.1                Parent Warrant

Exhibit 2.6                Investment Letter

Exhibit 2.6(e)             Merger Consideration Spreadsheet

Exhibit 2.9                Escrow Agreement

Exhibit 6.5(d)             Voting Agreement



                                       iv